LSA VARIABLE SERIES TRUST
                            a Delaware Business Trust
                                      and
                            LSA ASSET MANAGEMENT LLC
                      a Delaware Limited Liability Company
                                       and
                     ALLSTATE LIFE FINANCIAL SERVICES, INC.
                             a Delaware Corporation

                              AMENDED AND RESTATED
                         CODE OF ETHICS WITH RESPECT TO
                    SECURITIES TRANSACTIONS OF ACCESS PERSONS


     Rule 17j-1 under the Investment Company Act of 1940 ("1940 Act") requires investment companies, as well as their investment advisers and principal underwriters, to adopt written codes of ethics containing provisions reasonably necessary to prevent "access persons" from engaging in any act, practice, or course of business prohibited under the anti-fraud provisions of Rule 17j-1(b). Pursuant to the requirements of Rule 17j-1, LSA Variable Series Trust (the "Trust"), LSA Asset Management LLC (the "Adviser") and Allstate Life Financial Services, Inc. (the "Distributor") have adopted, or will adopt, and the Board of Trustees of the Trust (the "Board"), including a majority of the Disinterested Trustees, has approved, this Code of Ethics (the "Code") with respect to securities transactions of officers, trustees, directors, managers and certain of the employees of the Trust, the Adviser and the Distributor that come within the term "access person," as defined below. The Code also addresses insider trading policies required by the Investment Advisers Act of 1940 and the Securities Exchange Act of 1934.

     This Code is intended to provide guidance to such Access Persons of the Trust, the Adviser and the Distributor in the conduct of their investments in order to eliminate the possibility of securities transactions occurring that place, or appear to place, such persons in conflict with the interests of the Trust or the Trust's shareholders.


A. RULE 17j-1 -- GENERAL ANTI-FRAUD PROVISIONS.

     Rule 17j-1 under the 1940 Act provides that it is unlawful for any affiliated person of a registered investment company, or any affiliated person of such company's investment adviser or principal underwriter, in connection with any purchase or sale, directly or indirectly, by such person of a Security Held or to be Acquired by such investment company, to engage in any of the following acts, practices or courses of business:

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     1.   employ any device,  scheme,  or artifice  to defraud  such  investment company;

     2. make to such investment company any untrue statement of a material fact or omit to state to such investment company a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;

     3. engage in any act, practice, or course of business which operates or would operate as a fraud or deceit upon any such investment company; and

     4. engage in any manipulative practice with respect to such investment company.

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B. DEFINITIONS.

     1. ACCESS PERSONS. The term "Access Person" means (i) any officer, director, trustee, manager or Advisory Employee of the Trust or the Adviser and (ii) any Advisory Employee of the Distributor.

     2. ADVISORY EMPLOYEE. The term "Advisory Employee" means (a) any employee of the Trust, the Adviser or the Distributor who, in connection with his* regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of a Covered Security by or on behalf of the Trust or (b) any employee of the Trust, the Adviser or the Distributor whose functions relate to the making of any recommendations with respect to such purchases or sales. In the event that any individual or company is in a control relationship with the Trust, the Adviser or the Distributor, the term "Advisory Employee" would include such an individual or any employee of such a company to the same extent as an employee of the Trust, the Adviser or the Distributor.

     3. APPROPRIATE COMPLIANCE PERSONNEL. The term "Appropriate Compliance Personnel" means those persons identified on Schedule A to this Code, which Schedule may be amended from time to time. There shall be identified on Schedule A at least one person for each of the Trust, the Adviser and the Distributor and the date such person became Appropriate Compliance Personnel. The same person may be identified for each of the Trust, the Adviser and the Distributor.

     4. BENEFICIAL OWNERSHIP. "Beneficial Ownership" has the same meaning as would be used in determining whether an Access Person is subject to the provisions of Section 16 of the Securities Exchange Act of 1934
          and the rules and regulations thereunder, except that the determination of direct or indirect beneficial interest will apply to all securities that an Access Person has or acquires. "Beneficial Ownership" includes accounts of a spouse, minor children who reside in an Access Person's home and any other relatives (parents, adult children, brothers, sisters, etc.) whose investments the Access Person directs or controls, whether the person lives with him or not, as well as accounts of another person (individual, trustee, corporation, trust, custodian, or other entity) if, by reason of any contract, understanding, relationship, agreement or other arrangement, the Access Person obtains or may obtain therefrom benefits substantially equivalent to those of ownership. A person does not derive a beneficial interest by virtue of serving as a trustee or executor unless he or a member of his immediate family has a vested interest in the income or corpus of the trust or estate. A copy of a Release issued by the Securities and Exchange Commission on the meaning of the term "beneficial ownership" is available upon request, and should be studied carefully by any Access Person concerned with this definition before preparing any report required hereunder.

-------------------

* The use of the masculine pronoun is for convenience of reference only and is intended to include the feminine in all cases, unless the context requires otherwise.

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     5.   BEING CONSIDERED FOR PURCHASE OR SALE. A security is "Being Considered for Purchase or Sale" when a recommendation to purchase or sell such security has been made and communicated by an Advisory Employee, in the course of his duties and, with respect to the person making the recommendation, when such person seriously considers making such a recommendation.

     6.   CONTROL.  The term "Control" has the same meaning as that set forth in
          Section 2(a)(9) of the 1940 Act.

     7. COVERED SECURITY. The term "Covered Security" has the same meaning as the term "security" as set forth in Section 2(a)(36) of the 1940 Act, except that it shall not include shares of registered open-end investment companies, direct obligations of the Government of the United States, bankers' acceptances, bank certificates of deposit, commercial paper, and high quality short-term debt instruments, including repurchase agreements. For these purposes, "high quality short-term debt instruments" means any instrument that has a maturity at issuance of less than 366 days and that is rated in one of the two highest rating categories by a nationally recognized statistical rating organization.

     8. DISINTERESTED TRUSTEE. The term "Disinterested Trustee" means a trustee of the Trust who is not an "interested person" of the Trust, the Adviser, or the Distributor within the meaning of Section 2(a)(19) of the 1940 Act.

     9. INITIAL PUBLIC OFFERING. The term "Initial Public Offering" means an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the Securities Exchange Act of 1934.

     10. INVESTMENT PERSONNEL. The term "Investment Personnel" means (i) any employee of the Trust or the Adviser (or of any company in a control relationship to the Trust or the Adviser) who, in connection with his or her regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of securities by the Trust and (ii) any natural person who controls the Trust or the Adviser and who obtains information concerning recommendations made to the Trust regarding the purchase or sale of securities by the Trust.

     11. LIMITED OFFERING. The term "Limited Offering" means an offering that is exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) or Section 4(6) or pursuant to Rule 504, Rule 505, or Rule 506 under the Securities Act of 1933.

     12. SECURITY HELD OR TO BE ACQUIRED. The phrase "Security Held or to be Acquired" by the Trust means:

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          i.   any Covered  Security which,  within the most recent fifteen (15)
               calendar days:

               a.   is or has been held by the Trust; or

               b. is being or has been considered by the Trust or the Adviser for purchase by the Trust; and

          ii. any option to purchase or sell, and any security convertible into or exchangeable for, a Covered Security described in paragraph i. of this Section B.7.

C. PROHIBITED TRANSACTIONS

     1. No Access Person shall purchase or sell, directly or indirectly, any security in which he has, or by reason of such transaction, acquires any direct or indirect Beneficial Ownership if the Access Person knows that such security is Being Considered for Purchase or Sale by the Trust, provided that this prohibition shall not apply to transactions that:

          i.   are exempt under Section D of this Code; or

          ii.  do not involve a Covered Security.

     2. This prohibition shall terminate upon the earlier of the time when (i) the security is no longer Being Considered for Purchase or Sale by the Trust or (ii) the security is purchased or sold by the Trust.

D. EXEMPT TRANSACTIONS.

     The  prohibitions of Section C. of this Code shall not apply to:

     1. purchases or sales effected in any account over which the Access Person has no direct or indirect influence or control, or in any account of the Access Person which is managed on a discretionary basis by a person other than the Access Person and, with respect to which the Access Person does not in fact influence or control purchase or sale transactions;

     2. purchases or sales of securities which are not eligible for purchase or sale by the Trust;

     3. purchases or sales which are non-volitional on the part of the Access Person or the Trust;

     4.   purchases which are part of an automatic  dividend  reinvestment plan;
          and

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

     5. purchases effected upon the exercise of rights issued by the issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired.

E. REPORTING REQUIREMENTS OF ACCESS PERSONS.

     1. CONTENT AND TIMING OF ACCESS PERSON REPORTS. Every Access Person shall make the following reports to the Appropriate Compliance Personnel:

          a. INITIAL HOLDINGS REPORT. No later than ten (10) days after becoming an Access Person, such Access Person shall report the following information:

               i. the title, number of shares and principal amount of each Covered Security in which the Access Person had any direct or indirect Beneficial Ownership when the person became an Access Person;

               ii. the name of any broker, dealer or bank with whom the Access Person maintained an account in which any securities were held for the direct or indirect benefit of the Access Person as of the date the person became an Access Person; and

               iii. the date that the report is submitted by the Access Person.

          b. QUARTERLY TRANSACTION REPORTS. No later than ten (10) days after the end of a calendar quarter, the Access Person shall report the following information:

               i. With respect to any transaction during the quarter in a Covered Security in which the Access Person had any direct or indirect Beneficial Ownership:

                    A. the date of the transaction, the title, the interest rate and maturity date (if applicable), the number of shares and the principal amount of each Covered Security involved;

                    B. the nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

                    C.   the  price  of  the  Covered   Security  at  which  the
                         transaction was effected;

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

                    D. the name of the broker, dealer, or bank with or through whom the transaction was effected; and

                    E.   the date that the  report is  submitted  by the  Access
                         Person.

               ii. With respect to any account established by the Access Person in which any securities were held during the quarter for the direct or indirect benefit of the Access Person:

                    A. the name of the broker, dealer or bank with whom the Access Person established the Account;

                    B.   the date the account was established; and

                    C. the date that the report was submitted by the Access Person.

          c. ANNUAL HOLDING REPORTS. No later than thirty (30) days after the end of every calendar year, the Access Person shall report the following information (which information must be current as of December 31 of the calendar year for which the report is being submitted):

               i. the title, number of shares and principal amount of each Covered Security in which the Access Person has any direct or indirect beneficial ownership;

               ii. the name of any broker, dealer or bank with whom the Access Person maintains an account in which any securities are held for the direct or indirect benefit of the Access Person; and

               iii. the date that the  report is being  submitted  by the Access
                    Person.

     2. NO HOLDINGS OR TRANSACTIONS TO REPORT. If an Access Person has no holdings to report on either an Initial Holdings Report or any Annual Holdings Report nor transactions to report on any Quarterly Transaction Report, that Access Person shall nevertheless submit the appropriate Report stating that the Access Person had no holdings or transactions (as appropriate) to report and the date the report is submitted by the Access Person.

     3. COPIES OF CONFIRMATIONS AND PERIODIC ACCOUNT STATEMENTS. Each Access Person shall direct every broker or dealer through whom the Access Person effects any securities transactions to deliver to the Compliance Officer, on a timely basis, duplicate copies of confirmations of all Access Person securities transactions and copies of periodic statements for all Access Person securities accounts.

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     4.   EXCEPTIONS FROM REPORTING REQUIREMENTS.

          a. A person need not make a report under this Section E. with respect to transactions for, and Covered Securities held in, any account over which the person has no direct or indirect influence or control.

          b. A Disinterested Trustee who would be required to make a report solely by reason of being a trustee of the Trust need not make:

               i. An Initial Holdings Report under Section E.1.a or an Annual Holdings Report under Section E.1.c; and

               ii. A Quarterly Transaction Report under Section E.1.b, unless such Disinterested Trustee knew or, in the ordinary course of fulfilling his or her official duties as a trustee of the Trust, should have known that during the 15-day period immediately before or after the Disinterested Trustee's transaction in a Covered Security, the Trust purchased or sold the Covered Security, or the Trust or the Adviser considered purchasing or selling the Covered Security.

          c. An Access Person need not make a Quarterly Transaction Report under Section E.1.b. if the confirmations or periodic account statements delivered to the Appropriate Compliance Personnel under Section E.3 are received within the time period required by Section E.1.b., provided that all information required by Section E.1.b. is contained in such confirmations or account statements.

          d. An Access Person need not make a Quarterly Transaction Report with respect to the "exempt transactions" described in Section D.

          e. No person who becomes an Access Person before March 1, 2000 shall be required to make an Initial Holdings Report.

     5. REVIEW OF REPORTS. Appropriate Compliance Personnel shall review all reports submitted pursuant to Section E.1 for the purpose of detecting and preventing a potential or actual violation of this Code.

          a. Appropriate Compliance Personnel shall review an Initial Holdings Report within fifteen (15) days of the date such Report is submitted by an Access Person.

          b. Appropriate Compliance Personnel shall review all Quarterly Transaction Reports and all Annual Holding Reports within thirty
               (30) days of the date such a Report is submitted by an Access Person.

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          c.   Appropriate  Compliance Personnel shall maintain a record of each report reviewed and the date such review was completed. Such record shall indicate whether Appropriate Compliance Personnel detected a potential or actual violation of this Code. If a potential or actual material violation of this Code is detected, Appropriate Compliance Personnel shall promptly inform management of the Trust, the Adviser or the Distributor (as applicable) in writing.

          d. Appropriate Compliance Personnel, promptly after furnishing such written notification of a potential or actual material violation of this Code to the management of the Trust, the Adviser or the Distributor, shall take those measures deemed necessary and appropriate to remedy such violation, including, but not limited to, requiring the Access Person to divest any inappropriate securities holdings and recommending sanctions to the Board.

     6. NOTIFICATION OF REPORTING OBLIGATION. Appropriate Compliance Personnel shall identify all Access Persons who are required to make reports under Section E.1. and shall inform those Access Persons of their reporting obligation. Once informed of the duty to file reports, an Access Person has a continuing obligation to file such reports in a timely manner

     7. DISCLAIMER OF BENEFICIAL OWNERSHIP. No report required to be made under Section E.1 shall be construed as an admission by the person making such report that he or she has any direct or indirect Beneficial Ownership in the security to which the report relates.

     8. FORM OF REPORTS. All reports required to be filed under Section E.1. shall be prepared by Access Persons using the forms attached to this Code.

F. ANNUAL CERTIFICATION OF COMPLIANCE.

     At the time of submission of Annual Holding Reports, all Access Persons must certify that they have read, understand and are subject to this Code, and have complied at all times with this Code. When a person becomes an Access Person, that person shall be given a copy of the Code. Within five (5) days after being given the Code, that person shall certify that he or she has had an opportunity to ask questions, and has read and understands the Code, and agrees to comply with the Code. All Access Persons shall be given a copy of any amendment to the Code. Within three months after the amendment becomes effective, all Access Persons shall certify that they have received a copy of the amendment, that they have had an opportunity to ask questions, and that they understand the Amendment and agree to comply with the amendment.

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G. OTHER DUTIES OF AND RESTRICTIONS ON ACCESS PERSONS.

     1. INITIAL PUBLIC OFFERINGS AND LIMITED OFFERINGS. Investment Personnel must obtain approval from Appropriate Compliance Personnel before directly or indirectly acquiring Beneficial Ownership of any security made available in an Initial Public Offering or in a Limited Offering.

     2. GRATUITIES. No Access Person shall receive any gift or gratuity, other than one of de minimis value, from any person who does business with or on behalf of the Trust.

     3. SERVICE AS A DIRECTOR OR TRUSTEE. No Access Person shall serve on the board of a publicly traded company without prior authorization. Any such authorization shall be supported by a determination that such service is consistent with the interests of the Trust and the Trust's shareholders.

     4. CONFIDENTIALITY. No Access Person shall reveal to any other person (except in the normal course of his duties on behalf of the Trust, the Adviser or the Distributor) any information regarding securities transactions made or being considered by or on behalf of the Trust.

H. REPORTS TO THE BOARD

     1. No less frequently than annually, Appropriate Compliance Personnel shall furnish to the Board, and the Board shall consider, a written report that:

          a. Describes any issues arising under this Code since the last report to the Board, including, but not limited to, information about material violations of this Code and the sanctions, if any, imposed in response to the material violations; and

          b. Certifies that the Trust, the Adviser and the Distributor have adopted procedures reasonably necessary to prevent Access Persons from violating the Code.

     2. In considering the written report, the Board shall determine whether any action is required in response to the report.

     3. To the extent that immaterial violations of this Code (such as late filings of required reports) may collectively indicate material problems with the implementation and enforcement of this Code, the written report shall describe any violations that are material in the aggregate.

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I. SANCTIONS.

     The Appropriate Compliance Personnel of the Trust shall furnish to the Audit Committee of the Board reports regarding the administration hereof and summarizing any forms or reports filed hereunder. If any such report indicates that any changes hereto are advisable, the Audit Committee shall make an appropriate recommendation to the Board. The Audit Committee also shall inquire into any apparent violations of this Code and shall report any apparent material violations to the Board. Upon finding of a material violation of this Code, including the filing of false, incomplete, or untimely required reports, or the failure to obtain prior clearance of personal securities transactions, the Board may impose such sanctions as it deems appropriate, which may include censure, suspension, or termination of the employment of the violator. No Trustee shall participate in a determination of whether he has committed a violation of this Code or of the imposition of any sanction against himself.

     Similarly, it shall be the responsibility of the Adviser's and Distributor's Appropriate Compliance Personnel to receive and maintain all reports submitted by Access Persons and to use reasonable diligence and institute procedures reasonably necessary to monitor the adequacy of such reports and to otherwise prevent or detect violations of this Code. Upon discovering a material violation of this Code involving any Access Person, such as those noted in the prior paragraph, it shall be the responsibility of the Adviser's and Distributor's Appropriate Compliance Personnel to report such violation to the management of the Adviser and Distributor, respectively. The Adviser's or the Distributor's management (as appropriate) may impose such sanctions against the Access Person determined to have violated this Code as it deems appropriate, including inter alia, a letter of censure or suspension or termination of the employment, officership, or other position of the violator with the Advisor or Distributor. No officer, director or manager of the Adviser or Distributor shall participate in a determination of whether he has committed a violation of this Code or of the imposition of any sanction against himself.

J. MATERIAL CHANGES TO THE CODE.

     1. The Board, including a majority of the Disinterested Trustees, shall approve any material change made to this Code no later than the next regularly scheduled Board meeting after adoption of the material change.

     2. The Board shall base its approval of any material change to the Code on a determination that the Code contains provisions reasonably necessary to prevent Access Persons from engaging in any conduct described in Section A of this Code.

     3. An amendment to Schedule A to this Code shall not be a material change for purposes of this Section J.

K. RECORD RETENTION.

     The Adviser shall maintain records for the Trust, the Adviser and the Distributor to the extent set forth below, which records may be maintained on

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microfilm under the conditions described in Rule 31a-2(f)(1) under the 1940 Act, and shall be made available for examination by representatives of the Securities and Exchange Commission:

     1. RETENTION OF CODE. A copy of this Code and any Code that was in effect at any time within the past five years shall be preserved in an easily accessible place.

     2. RECORD OF VIOLATIONS. A record of any violation of this Code and of any action taken as a result of such violation shall be preserved in an easily accessible place for a period of not less than five years following the end of the fiscal year in which the violation occurs.

     3. COPY OF FORMS AND REPORTS. A copy of each Initial Holdings Report, Quarterly Transaction Report and Annual Holdings report prepared and submitted by an Access Person pursuant to this Code must be preserved for a period of not less than five years from the end of the fiscal year in which such report is made, the first two years in an easily accessible place.

     4. LIST OF ACCESS PERSONS. A list of all persons who are, or within the past five years of business have been, required to file Initial
          Holdings Reports, Quarterly Transaction Reports and Annual Holding Reports pursuant to this Code and a list of those persons who are or were responsible for reviewing such Reports shall be maintained in an easily accessible place.

     5. WRITTEN REPORTS TO THE BOARD. A copy of each written report furnished to the Board under Section H. of this Code shall be maintained for at least five years after the end of the Trust's fiscal year in which it is made, the first two years in an easily accessible place.

     6. RECORDS RELATING TO DECISIONS INVOLVING INITIAL PUBLIC OFFERINGS AND LIMITED OFFERINGS. The Adviser shall maintain a record of any decision, and the reasons supporting the decision, to approve the acquisition by Investment Personnel of securities made available in an Initial Public Offering or Limited Offering for at least five years after the end of the Trust's fiscal year in which the approval is granted.

     7. SITES OF RECORDS TO BE KEPT. All such records and/or documents required to be maintained pursuant to this Code and/or Rule 17j-1 under the 1940 Act shall be kept at the offices of the Trust at 3100 Sanders Road, Northbrook, Illinois 60062.

L. CONFIDENTIAL TREATMENT.

     All reports and other records required to be filed or maintained under this Code shall be treated as confidential.


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

M. INTERPRETATION OF PROVISIONS.

     The Board and management of the Adviser and the Distributor may, from time to time, adopt such interpretations of this Code as such Board and management deem appropriate, provided that the Board approves any material changes to this Code in accordance with Section J.

N. AMENDMENTS TO THE CODE.

     Any amendment to the Code shall be effective thirty (30) calendar days after written notice of such amendment shall have been received by the President of the Trust, the Adviser and the Distributor, unless the Board or management of the Adviser or the Distributor (as appropriate) expressly determines that such amendment shall become effective on an earlier date or shall not be adopted. Any material change to this Code shall be approved by the Board in accordance with Section J.

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

                                   SCHEDULE A

                        APPROPRIATE COMPLIANCE PERSONNEL

As of ___________, 1999, the following persons shall be Appropriate Compliance Personnel for each of the Trust, the Adviser and the Distributor:

                        Trust                   Adviser             Distributor
                        -----                   -------             -----------

Appropriate
Compliance
Personnel               XXXXX                   XXXXX               XXXXX

Date
Responsibilities
Were Assumed            10/01/99                10/01/99            10/01/99


                                   * * * * * *


     I have read the above Code and understand it. I agree to comply fully with all of the above provisions.



Date:                              Signed:
     -------------------                  ---------------------------




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